EXHIBIT 12.1 - COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                                             Six Months Ended
                                     Year Ended December 31,                     June 30,                  Pro Forma
                         ------------------------------------------------  -------------------     Year Ended      Six Months Ended
                           1994      1995      1996      1997      1998      1998      1999     December 31, 1998   June 30, 1999
                         --------  --------  --------  --------  --------  --------  --------   -----------------  ----------------
Pre-tax income from
continuing operations...  $15,540   $19,538   $22,273   $35,646    $46,019  $44,238   $23,648       $16,189           $21,683
                         --------  --------  --------  --------  --------  --------  --------      --------           -------
                         --------  --------  --------  --------  --------  --------  --------      --------           -------
Fixed Charges:

  Interest expense......     $445      $609     $1,502   $1,267     $1,106   $1,054   $17,368       $37,926           $19,333

  Operating lease rental
  expense ..............      995     1,106      1,543    1,503      1,674    1,208       954         1,674               954
                         --------  --------  --------  --------  --------  --------  --------      --------           -------

  Total Fixed Charges ...  $1,440    $1,715    $3,045    $2,770     $2,780   $2,262   $18,322       $39,600           $20,287
                         --------  --------  --------  --------  --------  --------  --------      --------           -------
                         --------  --------  --------  --------  --------  --------  --------      --------           -------
Ratio of earnings to
fixed charges ..........   11.8x     12.4x      8.3x     13.9x      17.6x     20.6x      2.3x          1.4x             2.1x
                         --------  --------  --------  --------  --------  --------  --------      --------           --------
                         --------  --------  --------  --------  --------  --------  --------      --------           --------


     For purposes of this calculation, earnings are defined as income before provision for income taxes and discontinued operations plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense which management believes is representative of the interest factor of rent expense (approximately one-third of rent expense).